Exhibit 99.1
MabVax Therapeutics Commences Patient Dosing in MVT-1075 Radioimmunotherapy Phase 1 Clinical Trial for the Treatment of Pancreatic, Colon and Lung Cancers

Company expects to report interim results by the end of 2017

SAN DIEGO (June 27, 2017) – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage oncology drug development company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer, today announced that the first patient has been dosed in the Phase 1 clinical trial evaluating MVT-1075, the Company’s fully human antibody radioimmunotherapy (RIT), for the treatment of CA19-9 positive malignancies including pancreatic, colon and lung cancers.

This Phase 1 first-in-human clinical trial is an open-label, multi-center study evaluating the safety and efficacy of MVT-1075 in up to 22 patients with CA19-9 positive malignancies in the U.S. The primary objective is to determine the maximum tolerated dose and safety profile in patients with recurring disease who have failed prior therapies. Secondary endpoints are to evaluate tumor response rate and duration of response by RECIST 1.1, and to determine dosimetry and pharmacokinetics. This dose-escalation study utilizes a traditional 3+3 design. The investigative sites will include Honor Health in Scottsdale, Arizona and Memorial Sloan Kettering Cancer Center in New York City.

“MabVax is pleased to announce that we have advanced into the clinic with the dosing of the first patient in our MVT-1075 RIT lead development program. This significant milestone is a tribute to the integrated collaboration of our research and development staff with our clinical collaborators to bring this potentially life-changing therapy to patients with pancreatic, colon and small cell lung cancers,” said David Hansen, MabVax's President and Chief Executive Officer. “This is the third HuMab-5B1 based clinical trial that the Company has initiated in the last sixteen months. We believe that the development of this product candidate expands our pipeline to include a more potent therapy combining the clinically demonstrated tumor targeting characteristics of our fully human HuMab-5B1 antibody and commercially validated 177Lutetium, to deliver a dose of radiation to the targeted cancer cells. We look forward to continuing enrollment, and expect to report interim trial results by the end of 2017.”

Supporting the MVT-1075 RIT clinical investigation are the Company’s successful Phase 1a safety and target specificity data reported at the annual meetings of the American Society for Clinical Oncology (ASCO) and the Society for Nuclear Medicine and Molecular Imaging (SNMMI) earlier this month, including the clinical results for the Company’s HuMab-5B1 products, MVT-5873, a single agent therapeutic antibody and MVT-2163, an immuno-PET imaging agent. The combined results from 50 patients in the Phase 1 MVT-5873 and MVT-2163 studies, established safety and provided significant insight into drug biodistribution and an optimal dosing strategy, which the Company has incorporated into the MVT-1075 program. In April, the Company reported preclinical results for MVT-1075 at the American Association of Clinical Research (AACR) Annual Meeting, demonstrating marked suppression, and in some instances, regression of tumor growth in xenograft animal models of pancreatic cancer, potentially making this product an important new therapeutic agent in the treatment of pancreatic, colon and lung cancers.

For additional information about the Phase 1 MVT-1075 clinical trial, please visit clinicaltrials.gov, and reference Identifier NCT03118349.

About MVT-1075

MVT-1075 is a radioimmunotherapy product that combines established efficacy of radiation therapy with tumor specific targeting. It has the potential to deliver a more potent HuMab-5B1 based product. MVT-1075 uses small doses of the Company’s MVT-5873 antibody, coupled to a radioisotope to target pancreatic cancer cells and kill them.

About MabVax Therapeutics Holdings, Inc.

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer (PDAC) and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of PDAC and in other diseases including small cell lung and GI cancers. CA19-9 plays a role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of PDAC. With our collaborators including Memorial Sloan Kettering Cancer Center, Rockefeller University, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety, specificity for the target and a potential efficacy signal. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company’s radioimmunotherapy product MVT-1075. For additional information, please visit the Company’s website, www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials of MVT-1075, MVT-5873, and MVT-2163. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jtc@jenenethomascommunications.com